Exhibit 4.44

                                 PROMISSORY NOTE

FACE  AMOUNT                                                 $180,000
PRICE                                                        $150,000
INTEREST  RATE                                         0%  per  month
NOTE  NUMBER                                      August  -  2005-102
ISSUANCE  DATE                                      August  19,  2005
MATURITY  DATE                                     January  19,  2006


     FOR VALUE RECEIVED, Xtreme Companies, Inc., a Nevada corporation (the "Company"), (OTC BB: XTME) hereby promises to pay DUTCHESS PRIVATE EQUITIES FUND, II, L.P. (the "Holder") within the Maturity Date, or earlier, the Amount of One Hundred and Eighty Thousand Dollars ($180,000) U.S., in such amounts, at such times and on such terms and conditions as are specified herein (this "Note").

     Any capitalized term not defined in this Note are defined in the Investment Agreement for the Equity Line of Credit between Preston Capital Partners, LLC (the "Investor") and the Company (the "Equity Line").

ARTICLE  1          METHOD  OF  PAYMENT

     Payments made by the Company in satisfaction of this Note (each a "Payment," and collectively, the "Payments") shall be made from each Put from the Equity Line of Credit with the Investor given by the Company to the Investor. The Company shall make payments to the Holder in the amount of One Hundred percent (100%) of each Put Amount (the "Payment Amount") until the Face Amount is paid in full, minus any fees due. First payment will be due at the successful Closing of the first Put ("Payment Date" or "Payment Dates"), and all subsequent payments will be made at the Closing of every Put thereafter, until this Note is paid in full. Notwithstanding any provision to the contrary in this Note, the Company may pay in full to the Holder the Face Amount, or any balance remaining thereof, in readily available funds at any time and from time to time without penalty. Failure to do so will constitute an Event of Default under this Agreement and the Holder may immediately seek to take actions as described under Article 4 of this Agreement.

     Payments pursuant to this Note shall be made directly from the Closing of each Put ("Put Closing") and shall be wired directly to the Holder from the Investor on the Closing Date.

     The Company hereby authorizes the Investor to make Payments directly to the Holder upon Closing of each Put. The Agreement shall serve as authorization for disbursement of any funds from the Equity Line until such time as the Face Amount is received.

ARTICLE  2             RESERVED


ARTICLE  3             UNPAID  AMOUNTS

     In the event that on the Maturity Date the Company has any remaining amounts unpaid on this Note (the "Residual Amount"), the Holder can exercise its right to increase the Residual Amount by ten percent (10%) as an initial penalty AND two and one-half percent (2.5%) per month paid as liquated damages
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("Liquidated  Damages").  The  Liquated Damages will be compounded daily. If the
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aforementioned occurs, the Company will be in Default and the remedies as described in Article 4 may be taken at the Holder's discretion. It is the intention and acknowledgement of both parties that the Liquidated Damages not be deemed as interest.

ARTICLE  4          DEFAULTS  AND  REMEDIES

Section 4.1     Events of Default.  An "Event of Default" or "Default" occurs if
     (a) the Company does not make the Payment of the Face Amount of this Note within two (2) business days of the Maturity Date, as applicable, upon redemption or otherwise, (b) the Company, pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary case;
(ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property; or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) calendar days; (c) the Company's $0.001 par value common stock (the "Common Stock") is suspended or is no longer listed on any recognized exchange, including an electronic over-the-counter bulletin board, for in excess of two (2) consecutive trading days; or (d) the registration statement FILE NO. 333-125470 for the underlying shares in the Investment Agreement does not remain effective for any reason after such time as declared effective by the SEC or (e) the Company fails to comply with the Articles of this Agreement as outlined. As used in this Article 4.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

     In the Event of Default, the Holder may elect to secure a portion of the Company's assets not to exceed 200% of the Face Amount of the Note, including, but not limited to: accounts receivable, cash, marketable securities, equipment, building or land or inventory. The Holder may also elect to garnishee Revenue from the Company in an amount that will repay the Holder on the schedules outlined in this Agreement.

     In the Event of Default, as outlined in this Agreement, the Holder can exercise its right to increase the Face Amount of the Debenture by ten percent (10%) as an initial penalty and for each Event of Default under this Agreement. In addition, the Holder may elect to increase the Face Amount by two and one-half percent (2.5%) per month paid as a penalty for liquated damages ("Liquidated Damages"). The Liquated Damages will be compounded daily. It is the intention and acknowledgement of both parties that the Liquidated Damages not be deemed as interest.

In the event of a Default , the Holder shall also have the right, but not the obligation, to 1) switch the Residual Amount to a three-year ("Convertible Maturity Date"), 10% interest bearing convertible debenture at the terms described in Article 4.2 (the "Convertible Debenture"). At such time of Default, the Convertible Debenture shall be considered closed ("Convertible Closing Date"). If the Holder chooses to convert the Residual Amount to a Convertible Debenture, the Company shall have twenty (20) business days after notice of the same (the "Notice of Convertible Debenture") to file a registration statement covering an amount of shares equal to 300% of the Residual Amount. Such registration statement shall be declared effective under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "Commission") within 40 business days of the date the Company files such Registration Statement. In the event the Company does not file such registration statement within twenty (20) business days of the Holder's request, or such registration statement is not declared by the Commission to be effective under the Securities Act within the time period described above , the Residual Amount shall increase by $1,000 per day. In the event the Company is given the option for accelerated effectiveness of the registration statement, it agrees that it shall cause such registration statement to be declared effective as soon as reasonably practicable. In the event that the Company is given the option for accelerated effectiveness of the registration statement, but chooses not to cause such registration statement to be declared effective on such accelerated basis, the Residual Amount shall increase by $1,000 per day commencing on the earliest date as of which such registration statement would have been declared to be effective if subject to accelerated effectiveness; or
2) the Holder may increase the Payment Amount described under Article 1 to fulfill the repayment of the Residual Amount. The Company shall provide full cooperation to the Holder in directing funds owed to the Holder on any Put to the Investor. The Company agrees to diligently carry out the terms outlined in the Investment Agreement for delivery of any such shares. In the event the Company is not diligently fulfilling its obligation to direct funds owed to the Holder from Puts to the Investor, as reasonably determined by the Holder, the Holder may, after giving the Company two (2) business days' advance notice to cure the same, elect to increase the Residual Amount of the Note by 2.5% each day, compounded daily.

     Article  4.2  Conversion  Privilege

(a) The Holder shall have the right to convert the Convertible Debenture into shares of Common Stock at any time following the Convertible Closing Date which is before the close of business on the Convertible Maturity Date. The number of shares of Common Stock issuable upon the conversion of the Convertible
     Debenture shall be determined pursuant to Article 4.3, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

(b) The Convertible Debenture may be converted, whether in whole or in part, at any time and from time to time.

(c) In the event all or any portion of the Convertible Debenture remains outstanding on the Convertible Maturity Date (the "Debenture Residual Amount"), the unconverted portion of such Convertible Debenture will automatically be converted into shares of Common Stock on such date in the manner set forth in
Article  4.3.

     Article  4.3  Conversion  Procedure.

     The Residual Amount may be converted, in whole or in part any time and from time to time, following the Convertible Closing Date. Such conversion shall be effectuated by surrendering to the Company, or its attorney, the Convertible Debenture to be converted together with a facsimile or original of the signed notice of conversion (the "Notice of Conversion"). The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date on which the Holder has delivered to the Company a facsimile or original of the signed Notice of Conversion, as long as the original Convertible
Debenture(s) to be converted are received by the Company within five (5) business days thereafter. At such time that the original Convertible Debenture has been received by the Company, the Holder can elect whether a reissuance of the Convertible Debenture is warranted, or whether the Company can retain the Convertible Debenture as to a continual conversion by the Holder. Notwithstanding the above, any Notice of Conversion received by 4:00 P.M. EST shall be deemed to have been received the following business day (receipt being via a confirmation of the time such facsimile to the Company is received).

(a) Common Stock to be Issued. Upon the conversion of any Convertible Debentures, and upon receipt by the Company or its attorney of a facsimile or original of the Holder's signed Notice of Conversion, the Company shall instruct its transfer agent to issue stock certificates without restrictive legends or stop transfer instructions, if at that time the aforementioned registration statement described in Article 4.1 has been declared effective (or with proper restrictive legends if the registration statement has not as yet been declared effective), in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable. In the event that the Debenture is aged one year and deemed sellable under Rule 144, the Company shall, upon a Notice of Conversion, instruct the transfer agent to issue free trading certificates without restrictive legends, subject to other applicable securities laws. The Company is responsible to provide all costs associated with the issuance of the shares, including but not limited to the opinion letter, FedEx of the certificates and any other costs that arise. The
Company shall act as registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Convertible Debenture. The Company warrants that no instructions, other than these instructions, have been given or will be given to the transfer agent and that the Common Stock shall otherwise be freely resold, except as may be set forth herein or subject to applicable law.

(b) Conversion Rate. Holder is entitled to convert the Debenture Residual Amount , plus accrued interest, anytime following the Convertible Maturity Date, at the lesser of (i) 75% of the average of the lowest closing bid price during the fifteen (15) trading days immediately preceding the Convertible Maturity Date or (ii) 75% of the lowest bid price for the twenty (20) trading days immediately preceding the Convertible Maturity Date ("Fixed Conversion Price"). No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

(c) Nothing contained in the Convertible Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

(d) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. Holder shall be treated as a shareholder of record on the date Common Stock is issued to the Holder. If the Holder shall designate another person as the entity in the name of which the stock certificates issuable upon conversion of the Convertible Debenture are to be issued prior to the issuance of such certificates, the Holder shall provide to the Company evidence that either no tax shall be due and payable as a result of such transfer or that the applicable tax has been paid by the Holder or such person. Upon surrender of any Convertible Debentures that are to be converted in part, the Company shall issue to the Holder a new Convertible Debenture equal to the unconverted amount, if so requested in writing by the Holder.

(e) Within five (5) business days after receipt of the documentation referred to above in Article 4.2, the Company shall deliver a certificate, for the number of shares of Common Stock issuable upon the conversion. In the event the Company does not make delivery of the Common Stock as instructed by Holder within five (5) business days after the Conversion Date, then in such event the Company shall pay to the Holder one percent (1%) in cash of the dollar value of the Debenture Residual Amount remaining after said conversion, compounded daily, per each day after the fifth (5th) business day following the Conversion Date that the Common Stock is not delivered to the Purchaser.

           The Company acknowledges that its failure to deliver the Common Stock within five (5) business days after the Conversion Date will cause the Holder to suffer damages in an amount that will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Note a provision for liquidated damages The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Convertible Debenture.


(f) The Company shall at all times reserve (or make alternative written arrangements for reservation or contribution of shares) and have available all Common Stock necessary to meet conversion of the Convertible Debentures by the Holder of the entire amount of Convertible Debentures then outstanding. If, at any time the Holder submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock (or alternative shares of Common Stock as may be contributed by stockholders of the Company) available to effect, in full, a conversion of the Convertible Debentures (a "Conversion Default," the date of such default being referred to herein as the "Conversion Default Date"), the Company shall issue to the Holder all of the shares of Common Stock which are available, and the Notice of Conversion as to any Convertible Debentures requested to be converted but not converted (the "Unconverted Convertible Debentures"), may be deemed null and void upon written notice sent by the Holder to the Company. The Company shall provide notice of such Conversion Default ("Notice of Conversion Default") to the Holder, by facsimile within three (3) business days of such default (with the original delivered by overnight mail or two day courier), and the Holder shall give notice to the Company by facsimile within five (5) business days of receipt of the original Notice of Conversion Default (with the original delivered by overnight mail or two day courier) of its election to either nullify or confirm the Notice of Conversion.

     The Company agrees to pay the Holder payments for a Conversion Default ("Conversion Default Payments") in the amount of (N/365), multiplied by .24, multiplied by the initial issuance price of the outstanding or tendered but not converted Convertible Debentures held by the Holder, where N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining Convertible Debentures. The Company shall send notice ("Authorization Notice") to the Holder that additional shares of Common Stock have been authorized, the Authorization Date, and the amount of Holder's accrued Conversion Default Payments. The accrued Conversion Default shall be paid in cash or shall be convertible into Common Stock at the conversion rate set forth in the first sentence of this paragraph, upon written notice sent by the Holder to the Company, which Conversion Default shall be payable as follows: (i) in the event the Holder elects to take such payment in cash, cash payments shall be made to the Holder by the fifth (5th) day of the following calendar month, or (ii) in the event Holder elects to take such payment in stock, the Holder may convert such payment amount into Common Stock at the conversion rate set forth in the first sentence of this paragraph at any time after the fifth (5th) day of the calendar month following the month in which the Authorization Notice was received, until the expiration of the mandatory three (3) year conversion period.

     The Company acknowledges that its failure to maintain a sufficient number of authorized but unissued shares of Common Stock to effect in full a conversion of the Convertible Debentures will cause the Holder to suffer damages in an amount that will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Agreement a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Convertible Debenture.

(g) If, by the fifth (5th) business day after the Conversion Date of any portion of the Convertible Debentures to be converted (the "Delivery Date"), the transfer agent fails for any reason to deliver the Common Stock upon conversion by the Holder and after such Delivery Date, the Holder purchases, in an open market transaction or otherwise, shares of Common Stock (the "Covering Shares") solely in order to make delivery in satisfaction of a sale of Common Stock by the Holder (the "Sold Shares"), which delivery such Holder anticipated to make using the Common Stock issuable upon conversion (a "Buy-In"), the Company shall pay to the Holder, in addition to any other amounts due to Holder pursuant to this Convertible Debenture, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The "Buy In Adjustment Amount" is the amount equal to the excess, if any, of (x) the Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares over (y) the net proceeds (after brokerage commissions, if any) received by the Holder from the sale of the Sold Shares. The Company shall pay the Buy-In Adjustment Amount to the Holder in immediately available funds within five (5) business days of written demand by the Holder. By way of illustration and not in limitation of the foregoing, if the Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Company will be required to pay to the Holder will be $1,000.


     (h) The Company shall defend, protect, indemnify and hold harmless the Holder and all of its shareholders, officers, directors, employees, counsel, and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Article 4.3(h) Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Article 4.3(h) Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Article 4.3(h) Indemnified Liabilities"), incurred by any Article 4.3(h) Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any breach of any covenant, agreement, or obligation of the Company contained in the Transaction Documents or any other certificate, instrument, or document contemplated hereby or thereby, (iii) any cause of action, suit, or claim brought or made against such
Article 4.3(h) Indemnitee by a third party and arising out of or resulting from the execution, delivery, performance, or enforcement of the Transaction Documents or any other certificate, instrument, or document contemplated hereby or thereby, (iv) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Common Stock underlying the Convertible Debenture ("Securities"), or (v) the status of the Holder or holder of the Securities as an investor in the Company, except insofar as any such misrepresentation, breach or any untrue statement, alleged untrue statement, omission, or alleged omission is made in reliance upon and in conformity with written information furnished to the Company by the Holder or the Investor which is specifically intended by the Holder or the Investor to be relied upon by the Company, including for use in the preparation of any such registration statement, preliminary prospectus, or prospectus, or is based on illegal trading of the Common Stock by the Holder or the Investor. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. The indemnity provisions contained herein shall be in addition to any cause of action or similar rights the Holder may have, and any liabilities the Holder may be subject to.


ARTICLE  5           REGISTRATION

     The Company agrees not to file any registration statement (including those on Form S-8) without the prior written approval of the Holder. In the event the Company does file a registration statement without the express written consent of the Holder, it shall be deemed an Event of Default, and the Holder may elect to take actions under Article 4. The Company must also issue the Holder an equal number of Shares included in the Registration Statement as an additional penalty for liquidated damages.

ARTICLE  6          MERGERS

          The Company shall not consolidate or merge into, or transfer all or substantially all of its assets to, any person, unless such person assumes in writing the obligations of the Company under this Note and immediately after such transaction no Event of Default exists. Any reference herein to the Company shall refer to such surviving or transferee corporation and the obligations of the Company shall terminate upon such written assumption. Failure to do so will constitute an Event of Default under this Agreement and the Holder may immediately seek to take actions as described under Article 4 of this Agreement.

ARTICLE  7             ADDITIONAL  FINANCING

          The Company will not enter into any additional financing agreements without prior expressed written consent from the Holder, which shall not be unreasonably withheld. In the Event the Company does enter into another financing arrangement without written consent it will constitute an Event of Default under this Agreement and the Holder may immediately seek to take actions as described under Article 4 of this Agreement. Proceeds from any additional Financing will immediately be used toward a Payment.

ARTICLE  8             NOTICE

     Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally;
(ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If  to  the  Company:

Xtreme  Companies,  Inc.
300  Westlink  Dr
Washington,  MO  36090
Telephone:  (636)  390-9000
Facsimile:  (636)  390-2556

If  to  the  Holder:

     Dutchess  Private  Equities  Fund,  II,  LP
     Douglas  Leighton
     312  Stuart  Street,  Third  Floor
     Boston,  MA  02116
     (617)  960-3570

     Each party shall provide five (5) business days prior notice to the other party of any change in address, phone number or facsimile number.


ARTICLE  9            TIME
     Where this Note authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a holiday in which the United States Stock Markets ("US Markets") are closed ("Holiday"), or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a Holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Note. A "business day" shall mean a day on which the US Markets are open for a full day or half day of trading.

ARTICLE  10            NO  ASSIGNMENT
     This  Note  shall  not  be  assigned.

ARTICLE  11           RULES  OF  CONSTRUCTION.
     In this Note, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the tense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Note are inserted for convenience of reference only, and they neither form a part of this Note nor are they to be used in the construction or interpretation hereof. Wherever, in this Note, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and, if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder.

ARTICLE  12            GOVERNING  LAW
     The validity, terms, performance and enforcement of this Note shall be governed and construed by the provisions hereof and in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements that are negotiated, executed, delivered and performed solely in the Commonwealth of Massachusetts.

ARTICLE  13          LITIGATION

The parties to this agreement will submit all disputes arising under this agreement to arbitration in Boston, Massachusetts before a single arbitrator of the American Arbitration Association ("AAA"). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Commonwealth of Massachusetts. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section.

ARTICLE  14           STRUCTURING  EXPENSE

     The Company shall pay fees associated with the transaction in the amount of ten thousand dollars ($10,000) directly from the Closing of this Note.

ARTICLE  15             INDEMNIFICATION

     In consideration of the Holder's execution and delivery of this Agreement and the acquisition and funding by the Holder of the Note hereunder and in addition to all of the Company's other obligations under the documents contemplated hereby, the Company shall defend, protect, indemnify and hold harmless the Holder and all of its shareholders, officers, directors, employees, counsel, and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnities") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities" ), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in the Note, or any other certificate, instrument or document contemplated hereby or thereby (ii) any breach of any covenant, agreement or obligation of the Company contained in the Note or any other certificate, instrument or document contemplated hereby or thereby, except insofar as any such misrepresentation, breach or any untrue statement, alleged untrue statement, omission or alleged omission is made in reliance upon and in conformity with written information furnished to the Company by, or on behalf of, the Holder or is based on illegal trading of the Common Stock by the Holder. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. The indemnity provisions contained herein shall be in addition to any cause of action or similar rights the Holder may have, and any liabilities the Holder may be subject to.

ARTICLE  16          RESERVED

ARTICLE  17            USE  OF  PROCEEDS

The Company will use proceeds for general working capital pursuant to the attached budget hereby included as Exhibit A.

ARTICLE  18            SENIOR  OBLIGATION

     The Company shall cause this Note and all other existing Notes and Debentures with the Holder ("Holder's Debt") to be senior in right of payment to all other Indebtedness of the Company.

     Any misrepresentations shall be considered a breach of contract and will constitute an Event of Default under this Agreement and the Holder may immediately seek to take actions as described under Article 4 of this Agreement.
                                      *****

IN WITNESS WHEREOF, the Company has duly executed this Note as of the date first written above.
                         XTREME  COMPANIES,  INC.


                         By:      /s/Kevin  Ryan
                                  ----------------------------
                         Name:       Kevin  Ryan
                         Title:      Chief  Executive  Officer


                              DUTCHESS PRIVATE EQUITIES FUND, II, L.P. BY ITS GENERAL PARTNER DUTCHESS
                              CAPITAL  MANAGEMENT,  LLC

                         By: /s/Douglas  H.  Leighton
                             ------------------------
                         Name:  Douglas  H.  Leighton
                         Title: A  Managing  Member